GABELLI ETFs TRUST 485BPOS

Exhibit 99(l)(2)

INITIAL SUBSCRIPTION AGREEMENT

The Gabelli ETFs Trust (the “Trust”), a Delaware statutory trust, and Gabelli Funds, LLC (the “Purchaser”), a New York limited liability company, hereby agree as follows:

1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases 10,000 shares of beneficial interest (the “Shares”) of the Gabelli High Income ETF for $25 per Share. The Trust hereby acknowledges receipt from the Purchaser in the total amount of $250,000 in full payment for the Shares.

2. The Trust hereby offers the Purchaser and the Purchaser hereby purchases 10,000 Shares of beneficial interest of the Keeley Dividend ETF for $25 per Share. The Trust hereby acknowledges receipt from the Purchaser in the total amount of $250,000 in full payment for the Shares.

3. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

4. The Trust represents that a copy of its Certificate of Trust, dated July 26, 2018, is on file with the Secretary of State of the State of Delaware.

5. This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

6. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 14th day of October, 2025.

GABELLI ETFs TRUST
on behalf of
Gabelli High Income ETF and Keeley Dividend ETF

By:	/s/ Peter Goldstein
Name:	Peter Goldstein
Title:	Secretary

GABELLI FUNDS, LLC

By:	/s/ John C. Ball
Name:	John C. Ball
Title:	Authorized Signatory

[Signature Page to Subscription Agreement]